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                                                                    EXHIBIT 23.1

                        CONSENT OF INDEPENDENT AUDITORS


    We consent to the reference to our firm under the captions "Selected Financial Data" and "Experts" in Amendment No. 2 to the Registration Statement (Form S-3 No. 333-20783) and related Prospectus of ANADIGICS, Inc. for the registration of 2,347,739 shares of its common stock and to the use of our reports dated January 30, 1997, with respect to the financial statements and schedule of ANADIGICS, Inc. for the year ended December 31, 1996 included herein.



    We also consent to the incorporation by reference therein of our report dated January 30, 1997 with respect to the financial statements and schedule included in its Annual Report (Form 10-K) for the year ended December 31, 1996, filed with the Securities and Exchange Commission.


                                          ERNST & YOUNG LLP


Princeton, New Jersey
February 14, 1997